--------------------------------------------------------------------------------

                             Taglich Brothers, Inc.
                The Standard of Excellence in the Microcap Market

                               Member: NASD, SIPC

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             Initial Research Report
  Investors should consider this report as only a single factor in making their investment decision.
--------------------------------------------------------------------------------

Electronic Control Security, Inc.                        Rating: Speculative Buy
                                                                    Luis Martins
EKCS - $2.00 (OTC BB)                                             March 22, 2005
--------------------------------------------------------------------------------
                         FY2002A     FY2003A     FY2004A     FY2005E     FY2006E
                         -------     -------     -------     -------     -------
Revenues (Thousands)      $2,304      $4,347      $2,061      $6,458     $12,916
Earnings per share       $(0.28)     $(0.21)     $(0.49)       $0.00       $0.22
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
52-Week Range                      $3.20 - 0.60   Fiscal Year Ends          June
Shares Out-fully dil 000's                6,545   Revs/Share (TTM)         $0.57
Approximate Float (000's shares)          3,273   Price/Sales(TTM)          3.5X
Insider Holdings                            50%   Price/Sales(2006)E        1.0X
Tangible Book Value/Share                 $0.60   Price/Earnings(TTM)        NMF
Price/Tangible book                        3.3X   Price/Earnings(2006)E     9.1X
--------------------------------------------------------------------------------

Electronic Control Security, Inc. (OTC BB: EKCS), a/k/a ECSI International, Inc., is a comprehensive security solutions provider based in Clifton, New Jersey. The Company's Web site is www.anti-terrorism.com.

Key Investment Considerations:

      We are initiating  coverage of Electronic Control Security,  Inc. (OTC BB:
      EKCS) with a Speculative Buy rating and a 12-month price target of $3.00 per share. We believe that shares of EKCS are a compelling investment opportunity for risk tolerant investors. Our price target is based on applying a multiple of 20X to our estimated 2006 tax adjusted EPS of $0.15 per share.

      Our rating is based on the fundamentals of the security industry, the Company's reputation and market position in the industry, sizable backlog, significant opportunities for growth, our estimates through fiscal 2006, and attractive valuation.

      In 2004, the Company was selected along with three other companies for a 5-year indefinite delivery/indefinite quantity contract with the United
      States Department of the Air Force to secure highly strategic global military facilities.

      On March 8, 2005, EKCS finalized the acquisition of Clarion Sensing Systems, Inc., a provider of proprietary nuclear, biological, chemical, and radiological remote monitoring sensor systems designed for air and water contamination detection sensing applications. Its customers include the Departments of Defense and Energy.

      Based on all the industry and Company considerations illustrated in this report, Management's growth strategy, the Company's recent announcements, and contract and bidding activity, we believe that EKCS may have the opportunity to enjoy long-term growth.

                * Please view our disclaimer located on page 15.

             405 Lexington Avenue, 51st Floor, New York, N.Y. 10174
                        (800) 383-8464 Fax (631) 757-1333
                             www.taglichbrothers.com

                        Electronic Control Security, Inc.

--------------------------------------------------------------------------------
Company Overview
--------------------------------------------------------------------------------

Electronic Control Security, Inc. (OTC BB: EKCS), a/k/a ECSI International, Inc., is a comprehensive security solutions provider based in Clifton, New Jersey and founded in 1976. The Company also has manufacturing facilities in Alabama.

EKCS's comprehensive solutions and consulting services are geared for the security and protection of life, tangible assets, intangible assets, electronic data, information technology, and systems and technologies. Comprehensive solutions include:

      o Preparing threat and vulnerability studies to a particular client's security requirements;

      o     Devising solutions to satisfy security requirements;

      o Engineering and designing the equipment and systems required to achieve a security solution;

      o Manufacturing and assembling each system according to the security required;

      o Providing technology support and integrated systems platforms to security systems integrators;

      o     Managing the construction and  implementation  of security  systems;
            and

      o     Training clients to use and maintain security systems.

Along with the above services, EKCS offers the following proprietary and third party security products:

      o     Computer based command, control, and communications networks;

      o     Facial recognition systems;

      o     Infrared intrusion detection system;

      o     Fiber optic intrusion detection system;

      o     Video motion detection systems and video assessment systems;

      o     Electronic surveillance system;

      o     Architectural security lighting systems;

      o     Computer intrusion detection equipment;

      o     Asset and personal protection systems; and

      o     Access control systems.

EKCS markets its product offerings domestically and internationally to: 1) national and local governments; 2) large industrial facilities; 3) major office complexes; 4) energy facilities, including nuclear plants, power utilities and pipelines; and 5) commercial transportation centers, such as airports and seaports. In total, the Company has performed service for 50 clients encompassing over 220 projects. Some of these customers and projects are itemized in the following chart:

                                  EKCS Projects

-------------------------------------------------------------------------------------------
           Military Facilities                             Nuclear Facilities
-------------------------------------------------------------------------------------------
           B2 Base (California)               Calvert Cliffs Nuclear Power Plant (Maryland)
-------------------------------------------------------------------------------------------
       Fort Bragg (North Carolina)                     Salem Nuclear (New Jersey)
-------------------------------------------------------------------------------------------
        Space Command (California)                  Three Mile Island (Pennsylvania)
-------------------------------------------------------------------------------------------
     Tinker Air Force Base (Oklahoma)                    Point Beach (Wisconsin)
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
          Commercial Facilities                                 Utilities
-------------------------------------------------------------------------------------------
  Pfizer Research Facility (Connecticut)           Arkansas Power and Light (Arkansas)
-------------------------------------------------------------------------------------------
         BWIA Airport (Maryland)                        Vogtle Electric (Georgia)
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
          Government Facilities                               International
-------------------------------------------------------------------------------------------
         Cape Canaveral (Florida)              Saudi Aramco Shell Refinery (Saudi Arabia)
-------------------------------------------------------------------------------------------
       FBI Building (Washington DC)                 KEPCO Nuclear Plant (South Korea)
-------------------------------------------------------------------------------------------
              INS (Vermont)                          Ontario Hydro Nuclear (Canada)
-------------------------------------------------------------------------------------------


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                        Electronic Control Security, Inc.

-------------------------------------------------------------------------------------------
           Department of Energy                          Correctional Facilities
-------------------------------------------------------------------------------------------
Rocky Flats Environmental Site (Colorado)                 Sing-Sing (New York)
-------------------------------------------------------------------------------------------
       Strategic Petroleum Reserves            Federal Bureau of Prisons (North Carolina)
-------------------------------------------------------------------------------------------

The Company believes that it can compete in the marketplace due to key competitive advantages the Company possesses over its competitors, including:

      o     Technologically superior products, which feature:

            o     Low nuisance and false alarm rates;

            o     Reliability in virtually any environmental conditions;

            o Subject to low installation and maintenance costs, while providing for superior life cycle cost performance;

            o State of the art components that can be configured to develop flexible systems tailored specifically to meet the needs each client and threat environment; and

            o     Easy to operate and maintain.

      o A superior reputation as a provider of integrated security systems since its inception in 1976. Its reputation comes from the Company's ability to offer:

            o     An analysis of the security risk at hand;

            o Complete range of solutions-driven responses to accommodate customer's needs;

            o Systems which are designed, engineered, and manufactured, and integrated to a client's specific requirements;

            o     Solid credentials in protecting high value targets; and

            o     Extensive warranty production.

      o Teaming, technology, and marketing agreements with many companies, which allows it to offer an even broader range of security solutions. Teaming and marketing agreements enable the Company to market and incorporate third party products into EKCS's product offerings. Technology transfer agreements enable EKCS to use third party technologies to design and execute the best possible security program for a client; and

      o Highly desirable small business status with a sizable backlog. In 2004, the Company was selected, under a small business initiative, along with three other companies for a 5-year (with two option years) indefinite delivery/indefinite quantity (IDIQ) contract with the United States Department of the Air Force to secure highly strategic global military facilities. The value of this award and a previous award under the Integrated Base Defense Security System (IBDSS), including the Tactical Automated Sensor Systems (TASS) Program for forward base rapid deployment applications, have a projected total value of up to $658 million. It is estimated that the revenue per base under these programs will be between $5 million and $12 million.

--------------------------------------------------------------------------------
Acquisition
--------------------------------------------------------------------------------

On November 9, 2004, EKCS entered into a letter of intent to acquire Clarion Sensing Systems, Inc., an Indianapolis, Indiana provider of proprietary nuclear, biological, chemical and radiological remote monitoring sensor systems designed for air and water contamination detection sensing applications. Thereafter, on March 8, 2005, the two companies finalized the transaction.

The terms of the deal called for EKCS to pay approximately $1.3 million in stock, the assumption of $0.65 million in liabilities, and $0.439 million in contingent payments. EKCS had already made short-term advances (non-interest bearing advances secured by liens and personal guarantee, and due on demand) of about $0.35 million.

The Company projects sales from the Clarion product line in fiscal 2006, 2007, and 2008 will likely add approximately $2.55 million, $3.55 million, and $4.5 million, respectively, to revenues. Additionally, Clarion will provide EKCS with:


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                        Electronic Control Security, Inc.

      o     Critical   technologies   and  expertise  in  nuclear,   biological,
            chemical, and radiological systems for the homeland security market, as well as military markets in the U.S. and internationally; and

      o     Solid management talent.

Clarion's customers include the Departments of Defense and Energy among other highly regarded organizations and government clients.

--------------------------------------------------------------------------------
Competitive Overview
--------------------------------------------------------------------------------

Background

Over the last several years, security issues and concerns have become a primary consideration at both government and private facilities worldwide. These concerns came to light as a result of the September 11th attacks on the United States and the subsequent attacks on America's allies. After the 9/11 attacks, the country embarked on a long and costly journey to protect the homeland. This effort has been carried out at all levels of government. On the Federal level, the Department of Homeland Security is the lead player to protect citizens from all potential attacks, be it by airplane crashing into buildings, chemical/biological/nuclear attacks, or conventional types of attacks. On the local level, states, cities, and other municipalities have also endeavored to protect their citizens. Due to the urgency and scope of protecting the homeland, the private sector has also taken on the responsibility of securing company assets and employees, particularly as private industry operates in higher risk and remote environments and locations.

At the end of 2002, the government estimated that it required $138 billion over a 4-year period to protect both the public and private sectors. In 2003, The White House prepared a report entitled "The National Strategy for the Physical Protection of Critical Infrastructures and Key Assets." In this report, clear goals and objectives were laid out to protect and secure America. Protection of vital national assets such as nuclear power plants, dams, government facilities, defense bases, and commercial facilities (chemical and energy plants, shipping installations, and transportation) were identified as among the highest priority.

Additional industry growth catalysts include:

      o Other nations have increased their attention on security issues and threat mitigation since these nations have been the target of attacks over the last several years;

      o     Availability  of  newer,  more  effective  and  efficient   security
            equipment; and

      o The proliferation of computers and advanced communications systems, which has created a new and growing need for information technology security to prevent the misuse of proprietary information and other intellectual property.

Market Statistics

The resulting outcome of all the resources being focused on homeland security has been a great amount of money being earmarked for products focused on protection and security. As a result, many companies have entered and are planning to enter the homeland security market. Therefore, the historically sleepy security industry has become rapidly evolving. By most accounts, the size of the market to protect America and its allies will be large, although the true potential and future market size is not yet known. Significant growth is expected in the coming years. Due to recent transformation in the industry, growth is expected to increase from 10% to between 10.2% and 36.9% per annum over the next few years.

According to a recent BusinessWeek article, the federal government only recently started to fund some major programs designed to protect and secure America's borders, assets, and citizens. The following are just some key examples of where funds are budgeted to be spent:

      o In the President's 2005 Appropriations Act for the Department of Homeland Security, $894 million was allocated for the identification and protection of critical infrastructure;


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                        Electronic Control Security, Inc.

      o The Department of Defense's 2005 budget includes $9.5 billion for activities related to homeland security, such as detection and protection against weapons of mass destruction, emergency preparedness and response, and protection of critical infrastructure. The Air Force's budget alone is estimated to allocate $600 million for force protection over a 5-year period;

      o The Department of Energy's budget to improve security at such sites as nuclear power plants increased from less than $1 billion to almost $2 billion annually;

      o According to the WhiteHouse.gov, the federal government has awarded more than $18 billion to state and local governments for security and protection; and

      o According to Deloitte Consulting and the Homeland Defense Journal, 2004 private sector spending on homeland security is estimated to be between $45.90 billion and $76.50 billion. A majority of these funds were allocated for security and protection, surveillance and intelligence, facilitating integration, communications and public alerts, and information assurance.

Competition

The $130 billion security industry is highly competitive and has become more so since September 11th. Competitors include a wide ranging and fragmented group of product and service providers, including security equipment manufacturers, providers of integrated security systems, systems integrators, consulting firms, and engineering and design firms and others that provide individual elements of a system. According to USBX, a middle market investment bank, there are over 12,000 security related companies in the United States. These organizations may posses greater name recognition, assets, personnel, sales/marketing, technology, and financial resources than EKCS. Competitors may be able to respond more quickly to changing market conditions by developing new products that meet customer requirements. Competitors may develop superior products to those offered by EKCS.

Industry Peers

Among the public companies involved in the security/homeland security industry that the Company considers to be its main competitors are: Compudyne (NASDAQ:
CDCY),  Diversified  Security Solutions (AMEX:  DVS), L-3 Communications  (NYSE:
LLL), Magal Security (NASDAQ: MAGS), and Northrop Grumman (NYSE: NOC).

However, there are a multitude of other public companies which may offer product and services that compete directly or indirectly with EKCS, including:, General Electric (NYSE: GE), GVI Security Solutions (OTC BB: GVIS), Honeywell (NYSE:
HON), Johnson Controls (NYSE: JCI), Markland Technologies (OTC BB: MRKL), MDI Security Systems (NASDAQ: MDII), Napco Security (NASDAQ: NCCS), Tyco (NYSE:
TYC), Verint Systems Inc (NASDAQ: VRNT), and Vicon Industries (AMEX: VII).

Additionally, private companies (such as Abacus) and other organizations also have products and services, which may compete against those products and services that EKCS provides or may provide in the future.

Of note, due to increased focus on the security and the resulting industry growth, security companies are currently near or above their historic 5-year averages on some key ratios.

The following table shows some key ratios:

         -------------------------------------------------------------
              Ratio                  Trailing           5 Year Average
         -------------------------------------------------------------
           Sales Growth               18.0%                  4.7%
         -------------------------------------------------------------
           Gross Margin               46.2%                 48.01%
         -------------------------------------------------------------
          EBITDA Margin                5.7%                  4.5%
         -------------------------------------------------------------
         Operating Margin              1.0%                 -0.1%
         -------------------------------------------------------------
         After-tax Margin             -0.3%                 -2.9%
         -------------------------------------------------------------
                                * Source: Reuters


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                        Electronic Control Security, Inc.

According to Reuters Investor, security companies are currently trading at 25X trailing earnings and 18X trailing cash flow.

Market Position

The Company believes that it can effectively compete in the marketplace and grow its revenues and profits due to its competitive advantages (discussed earlier). Chief among these advantages is the Company's ability to be recognized as one of the few true comprehensive security solutions providers in the industry.

--------------------------------------------------------------------------------
Recent Developments
--------------------------------------------------------------------------------

Strategic Alliances

In February 2005, the Company announced a number of new strategic alliances with such companies as Hudson Marine, Amata, and SIGCOM. These alliances are part of the Company's plan to integrate its solutions into both seaport and airport security programs for government agencies in the U.S. and internationally. These programs are believed to be part of the Company's long-term growth plan to secure a highly desirable recurring revenue project.

Hudson Marine Management Services provides unique, unparalleled and effective solutions to all security problems currently faced in the maritime industry. Its core services assist ship owners, port authorities and facility operators in meeting ISPS Code requirements with security assessments, security plan production and implementation, personnel training, exercises and drills, security audits, and security plan and program maintenance.

Amata provides construction management services to the homeland security and national defense sectors in domestic and international markets. Acting as either an owner's representative or an at-risk contractor, Amata ensures timely delivery of security installations, on-budget performance, and most important, integrity of the complete installation. According to the press release, Amata understands the sensitive nature of security projects and strives to ensure complete confidentiality for clients. Amata takes ownership of security projects from inception and ensures quality deliverables through commissioning and beyond.

SIGCOM, a twenty year old systems integrator, focuses on the design and integration of video, as well as instrumentation and security solutions for Federal Government clients. According to the Company, SIGCOM will work with EKCS in the complex and time-sensitive integration of system projects in order to meet critical requirements and scheduling.

--------------------------------------------------------------------------------
Recent Results
--------------------------------------------------------------------------------

In February 2005, the Company reported results for its fiscal second quarter, ended December 31, 2004. For 2Q05, as compared to 2Q04:

      o Net loss decreased to $0.221 million or $(0.04) per share from $0.383 million or $(0.09) per share; and

      o Revenues increased to $1.002 million from $0.382 million. Of the revenues reported in the 2004 period, approximately 98% were domestic and 2% were related to international projects. The increase in sales in the 2004 period was primarily attributable to the IBDSS contract award for work at the Tinker Air Force Base, as well as work at the Hanscom AFB and nuclear facility security upgrades (i.e. Duke Engineering plants).

On an operating basis, EKCS reported a loss of $0.169 million, as compared to loss of $0.373 million in the year ago period.


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                        Electronic Control Security, Inc.

The Company also reported that as compared to the year ago period:

      o Gross margins decreased to 37.6% from 59.4%, primarily due to an increase in the Company's use of sub-contractors in connection with projects. Additionally, in 2003, the Company performed a greater percentage of higher gross profit generating activities such as design and engineering services;

      o Operating expenses decreased to $0.546 million from $0.600 million. As a percentage of revenues, operating expenses decreased to 54.5% from 157.1%. Expenses were likely associated with upgrades to existing products and systems, new product development work on the UAV technologies, and hiring of new financial management, as well as marketing and sales support personnel;

      o Income tax expense of zero. The Company has over $1.5 million in NOL's to offset future income tax expense; and

      o Average shares outstanding increased to 6.223 million from 4.428 million in the year ago period.

Balance Sheet

At the end of the fiscal second quarter, the Company had cash and cash equivalents of $1.016 million, working capital of approximately $3.532 million, total assets of $5.749 million, total liabilities of $1.741 million, and a stockholders' equity of $4.008 million. At the end of fiscal 2004 (June 30, 2004), the Company had cash and cash equivalents of 1.655 million, working capital of approximately $3.013 million, total assets of $5.504 million, total liabilities of $1.902 million, and a stockholders' equity of $3.603 million.

During the fiscal second quarter ended December 31, 2004, EKCS received $0.640 million from the exercise of common stock warrants. In June 2004, the Company completed a $2 million private placement. The Company intends to utilize these proceeds and funds from other sources to fund its sales and marketing efforts, as well as continuing new product development. According to the Company, these funds together with cash on hand and cash generated from operations should be sufficient to provide for working capital needs. However, the Company may require additional financing to complete other acquisitions or take advantage of major revenue business opportunities that may arise, which requires substantial capital.

--------------------------------------------------------------------------------
Strategy
--------------------------------------------------------------------------------

The Company's strategy to grow revenues, to become profitable, and to maximize shareholder value calls for Management to do the following:

      o     Increase its sales and marketing personnel;

      o     Expand its worldwide base of dealers/installers;

      o     Expand the Company's global presence;

      o     Design and develop new systems;

      o     License new and emerging technologies;

      o     Upgrade existing products;

      o     Purchase laboratory and testing equipment;

      o     Strengthen its management team;

      o Improve its corporate infrastructure (i.e. logistics, sales, and support); and

      o     Make selected acquisitions.

During the past few quarters, Management has taken steps to fulfill the above strategic goals, including:

      o     Attending industry trade shows and conferences;

      o     Developing UAV technologies;

      o     Acquiring Clarion Sensing Systems;

      o     Forming operations in Latin America and the Middle East; and

      o     Adding additional sales staff and independent contracts.


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                        Electronic Control Security, Inc.

--------------------------------------------------------------------------------
Outlook
--------------------------------------------------------------------------------

By 2008, Management believes that the Company could generate $18.825 million in revenues and $3.3 million in profits. Management optimism is based on:

      o Spending in the security industry. Over the past few years, there has been an increase in attention to security concerns and over last several months Congress has begun to allocate and release money to fund key homeland security initiatives. This trend is expected to continue for the foreseeable future. According to our research (discussed earlier), industry growth is expected to increase from 10% to between 10.2% and 36.9% per annum over the next several years;

      o The level of new proposals continues to increase, including the Integrated Base Defense Security System (IBDSS) award from the U.S. Air Force; and

      o Strong backlog. Currently, the Company has releases and task orders for the IBDSS contract expected to ship in the next several months. Management expects to release and ship approximately $8.5 million over the next twelve to eighteen months.

In the near-term, Management believes that it may generate revenues of $7.5 and $14.5 million in 2005 and 2006, respectively, and report profits of $0.65 million and $2.3 million, respectively. Management's guidance is primarily contingent on: 1) the Clarion acquisition; 2) timely completion of contracts; and 3) conversion of backlog into actual sales.

--------------------------------------------------------------------------------
Projections
--------------------------------------------------------------------------------

Based on all the industry and company considerations illustrated in this report, Management's growth strategy, the Company's recent announcements, and contract and bidding activity, we believe that EKCS may have the opportunity to enjoy long-term growth; therefore, we have a positive outlook on the Company's prospects. Additionally, we believe that the Company will make substantial progress through 2006, including becoming cash flow positive and bottom-line profitable.

We are forecasting continued revenue and profit improvement through the end of fiscal 2006. For fiscal 2005 we are forecasting revenues of $6.5 million and net income of $0.023 million or $0.00 per share. For fiscal 2006, we are forecasting revenues of $12.9 million and net income of $1.7 million or $0.22 per share.

Our estimates are based on the following:

      o Increased revenues during each fiscal year based on historical trends, demand for the Company's products, industry growth, the inclusion of Clarion, and additional work under its contract with the Air Force. The projected total value over the next several years is more than $658 million and it is estimated that the revenue per base under these programs will be between $5 million and $12 million;

      o We are forecasting revenues to increase 213% and 100% in fiscal 2005 and 2006, respectively;

      o Improved margins due to a higher revenue base, sales of higher margin offerings, and efficiencies. The following table illustrates key margins:

                ---------------------------------------------------
                                       Fiscal 2005      Fiscal 2006
                ---------------------------------------------------
                Gross Margin              44.7%            52.0%
                ---------------------------------------------------
                Operating Margin           4.3%            15.7%
                ---------------------------------------------------
                Pre-tax Margin             3.5%            14.3%
                ---------------------------------------------------
                After-tax margin           0.4%            12.8%
                ---------------------------------------------------

      o Decreased operating expense, as a percentage of revenues, due to a higher revenue base. However, SG&A expenses on a dollar basis are projected to increase due to higher expenses associated with


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

                        Electronic Control Security, Inc.

            growth, such as higher costs for additional managers and employees, R&D activities, and operations support;

      o     Negligible   income  tax  due  to  the  Company's   operating   loss
            carryforwards. The Company has over $1.5 million in NOL's to offset future income tax expense;

      o     Preferred dividends of $0.2 million in each period; and

      o Average shares outstanding of 6.3 million and 7.5 million in fiscal 2005 and 2006, respectively. Investors should be aware that due to the Company not reporting a profit in its most recent quarter, the Company's shares outstanding reflected the number of basic outstanding, rather than fully diluted.

Although the Company has significant prospects, near-term risks and concerns (i.e. liquidity, release of funds, and timing of contracts) may impact the Company. Therefore, investors should note that the Company's revenues and operating results for any particular quarter may not be indicative of its performance in future quarters, and may be subject to very substantial periodic variations. A single order from one customer may represent a substantial portion of sales in any one period and significant orders by any customer during one period may not be followed by further orders in subsequent periods.

--------------------------------------------------------------------------------
Management
--------------------------------------------------------------------------------

Arthur Barchenko is the President and CEO of the Company. Previously, Mr. Barchenko co-founded and directed the operations of Bajer Industries, a lighting manufacturing company that was subsequently sold to the Charter Group. From June 1952 to May 1972, he held various sales and marketing positions at Lightolier, Inc., a company engaged in the manufacturing and marketing of lighting fixtures. During his tenure at Lightolier, Inc., Mr. Barchenko served as the Vice
President of Sales and was responsible for directing a sales force of approximately 150 persons and a support staff of approximately 50 persons. Mr. Barchenko also served as a Director and on the executive committee of Lightolier, Inc. Mr. Barchenko is active with American Defense Preparedness Association and American Society of Industrial Society. He served on the Radio Technical Commission for Aeronautics Committee 183 for the upgrade of FAR 107.14(a) and (b) as a member of the special access control security task force for the Federal Aviation Administration. FAR 107.14a and b is the document produced by RTCA committee 183 for the security upgrade of the access control system and universal access control system requirements for civilian commercial and shared civilian/military airports under U.S. jurisdiction.

Natalie Barchenko has been a Director and the Treasurer of EKCS since 2001 and the Secretary of the Company since November 2004. Over the last twelve years, she has been actively responsible for the day to day operations of the Company in the areas of human resources, project cost control, invoicing, marketing and sales support functions including the preparation of operating and maintenance manuals. She has worked on a voluntary basis for the Library of Congress preparing Braille translations for the blind.

Cherrise Livingston was hired to support the Finance Department of the Company in January 2005. She has over ten years experience managing budgets, profit and loss forecasts, pricing/strategic analysis and staff supervision. She has worked directly with CEOs, CFOs, and product/sales managers addressing financial and operations management, strategic analysis and planning, budget and cost control process improvement, system conversions, GAAP and trend and performance analysis. From 2002 until joining the Company, she was a financial manager for Scaglione Architect.


                             Taglich Brothers, Inc.

                        Electronic Control Security, Inc.

--------------------------------------------------------------------------------
Risks
--------------------------------------------------------------------------------

Nature of Contracts/Backlog

The Company's orders and contracts may be cancelled without notice. There can be no assurance that its backlog will be fulfilled. Government contracts are often awarded prior to legislative approval of the funding to support those contracts. The entire amount of orders and contracts may never be funded.

Quarterly Fluctuations

The Company's revenues and operating results for any particular quarter may not be indicative of its performance in future quarters. EKCS' sales and operating results may be subject to very substantial periodic variations. Since quarterly performance is likely to vary significantly, the Company's results of operations for any quarter are not necessarily indicative of the results that might achieve for any subsequent period. Quarter-to-quarter comparisons of operating results may not be meaningful.

Order Flow

The Company's sales tend to be concentrated among a small number of customers. Consequently, a single order from one customer may represent a substantial portion of sales in any one period and significant orders by any customer during one period may not be followed by further orders from the same customer in subsequent periods.

Sales Cycle

The Company's product offerings involve a lengthy sales cycle and Management may not be able to anticipate sales levels, which could impair profitability. Customers may conduct intensive investigations of and internally deliberate with respect to specific competing technologies and providers.

Product Obsolescence

The industry is characterized by rapid and significant evolution particularly from a technological perspective. New technologies are being developed specifically to meet rapidly changing security challenges and existing technologies are being adapted for new uses.

Acquisition risk

The Company's business strategy calls for potential strategic acquisitions and/or mergers. Issues that may come up in the integration process include, differing corporate cultures, customer relationships, and management styles. These issues may cause a clash resulting in a lack of synergies and the inability to execute stated goals and financial objectives.

The Company may not identify suitable acquisition, investment, or strategic partnership candidates. The closure of pending acquisitions is not assured. Letters of intent or agreements may be terminated.

Competition

The Company competes against entities that have significantly greater name recognition and resources than EKCS. Competitors may be able to respond to changes in customer requirements more quickly than the Company and may be able to allocate greater resources to the sales and marketing of their products. Competitors may develop superior products.

Funding Risk

If the Company's operations do not generate the required cash flow to fund and expand operations, Management will be forced to secure additional financing. There is no assurance that it will obtain such financing, or that financing will be available on favorable terms. This may adversely impact the Company's financial results and/or may require Management to delay, curtail or scale back some or all of its operations and may hinder its ability to expand business.


                             Taglich Brothers, Inc.

                        Electronic Control Security, Inc.

Dilution

If the Company obtains additional sources of funds and/or issues more shares, current shareholders will suffer dilution. EKCS is authorized to issue up to 15 million shares of common stock. The Company has a history of providing consultants with equity compensation in exchange for services. This may lead to dilution for existing shareholders.

Investors should be aware that due to the Company not reporting a profit in its most recent quarter, the following representative shares were excluded from the dilutive per share computation, as they were anti-dilutive (stock options - 545,000, warrants - 2,456,875, and convertible preferred stock - 2,411,932).

Interest Rate Risk

The Company's credit facilities feature variable interest rates tied to the prime rate. If interest rates rise or the Company becomes increasingly indebted, debt service will increase. This will adversely impact the Company's financial results.

International Risk

EKCS generates a significant portion of sales from projects, which were performed outside the United States. International operations are subject to additional risks (i.e. business, financial, foreign exchange, political, and operating risks).

Shareholder Control

Two investors, Arthur (the Company's CEO and President) and Natalie (the Company's Treasurer and Director) Barchenko own a substantial stake in EKCS, or approximately 48% of outstanding shares. Small investors should be aware that investors with significant stakes can control the outcome of certain shareholder votes. These outcomes may not be in the best interests of all shareholders. If a sizable stake is liquidated in the open market, there could be substantial selling pressure on the shares.

Growth Management

As the Company becomes increasingly successful, it must meet the challenges associated with growth. If the Company is not successful in meeting these challenges, its business or financial results will be adversely impacted. Some challenges include: 1) retaining new personnel and engaging independent contractors to market products and generate sales opportunities; 2) expanding geographic sales efforts; and 3) introducing new product lines in an effort to satisfy customers' requirements.

Corporate Governance

Recently, Wall Street has increased its focus on corporate governance and placed increased emphasis on the accountability of Management and Directors to shareholders. These events have brought about the passage of the Sarbanes-Oxley Act of 2002 by Congress and signage by the President. Corporate governance may be an issue facing the Company in light of new rules and regulations being issued by government regulatory agencies. This could mean that the Company will eventually be required to hire additional personnel in order to diversify various operational, management, and compliance functions, as well as spend monies to comply with the various aspects of the Act.

Federal Reserve/FOMC

After the last six meetings, the Federal Reserve raised the Discount Rate and its target rate for Fed Funds by 0.25 basis points after each meeting, the first such increases in four years. Such a monetary policy is theoretically and empirically bad news for equity prices and valuations, particularly for smaller cap stocks.

Microcap Concerns

Shares of EKCS have risks common to those of the microcap segment of the market. Often these risks cause microcap stocks to trade at discounts to their peers. The most common of these risks is liquidity risk, which


                             Taglich Brothers, Inc.

                        Electronic Control Security, Inc.

is typically caused by small trading floats and very low trading volume and can lead to large spreads and high volatility in stock price. The Company has approximately 3.3 million shares in the float. On average, approximately 18,747 shares are traded daily.

Investors should note that shares of EKCS trade on the OTC bulletin board. This market is relatively thinly traded as compared to the NASDAQ National and Small Cap markets, AMEX, and NYSE. This may present increased risk and liquidity concerns to shareholders.

Miscellaneous Risks

The Company's financial results and equity values are subject to other risks and uncertainties known and unknown, including but not limited to competition, operations, financial markets, regulatory risk, and/or other events. These risks may cause actual results to differ from expected results.

Conclusion

We are initiating coverage of Electronic Control Security, Inc. (OTC BB: EKCS) with a Speculative Buy rating and a 12-month price target of $3.00 per share. Our price target is based on applying a multiple of 20X to our estimated tax adjusted 2006 EPS of $0.15 per share. We derived our valuation multiple from the Security Industry's P/E multiple (as compiled by Reuters) of 25X, discounted by 20% to account for microcap and other risks.

Our rating is based on:

      o     The fundamentals of the security industry;

      o     The Company's reputation and market position in the industry;

      o     Sizable backlog and significant opportunities for growth;

      o     Our estimates through fiscal 2006; and

      o     Attractive valuation.

Although we believe that shares of EKCS are a compelling investment opportunity for investors seeking a an equity with exposure to the rapidly evolving and growing security industry, shares of EKCS are suited for risk tolerant investors with long investment horizons. Investors should be cognizant of such risks and concerns as:

      o     Competition;

      o     Timing of contracts;

      o     Government funding of contracts;

      o     Financing; and

      o     Growth management.


                             Taglich Brothers, Inc.

                        Electronic Control Security, Inc.

                Taglich Brothers ratings for EKCS (ELT.CTL SEC)
                         Closing Price Mar 21, 2005: 2

                              [LINE CHART OMITTED]

                  Taglich Brothers Current Ratings Distribution

                               [PIE CHART OMITTED]

58.44% Buy            24.68% Hold            15.58% Not Rated           1.3 Sell


                             Taglich Brothers, Inc.

                        Electronic Control Security, Inc.

Meaning of Ratings

Buy

We believe the Company is undervalued relative to its market and peers. We believe its risk reward ratio strongly advocates purchase of the stock relative to other stocks in the marketplace. Remember, with all equities there is always downside risk.

Speculative Buy

We believe that the long run prospects of the Company are positive. We believe its risk reward ratio advocates purchase of the stock. We feel the investment risk is higher than our typical "buy" recommendation. In the short run, the stock may be subject to high volatility and continue to trade at a discount to its market.

Neutral

We will remain neutral pending certain developments.

Underperform

We believe that the Company may be fairly valued based on its current status. Upside potential is limited relative to investment risk.

Sell

We believe that the Company is significantly overvalued based on its current status. The future of the Company's operations may be questionable and there is an extreme level of investment risk relative to reward.

Some notable Risks within the Microcap Market

Stocks in the Microcap segment of the market have many risks that are not as prevalent in Large-cap, Blue Chips or even Small-cap stocks. Often it is these risks that cause Microcap stocks to trade at discounts to their peers. The most common of these risks is liquidity risk, which is typically caused by small trading floats and very low trading volume which can lead to large spreads and high volatility in stock price. In addition, Microcaps tend to have significant company specific risks that contribute to lower valuations. Investors need to be aware of the higher probability of financial default and higher degree of financial distress inherent in the microcap segment of the market.

--------------------------------------------------------------------------------

From time to time our analysts may choose to withhold or suspend a rating on a company. We continue to publish informational reports on such companies; however, they have no ratings or price targets. In general, we will not rate any company that has too much business or financial uncertainty for our analysts to form an investment conclusion, or that is currently in the process of being acquired.


                             Taglich Brothers, Inc.

                        Electronic Control Security, Inc.

Public Companies Mentioned in this report
-----------------------------------------
Diversified Security Solutions (AMEX: DVS)
L-3 Communications (NYSE: LLL)
Northrop Grumman (NYSE: NOC)
Compudyne (NASDAQ: CDCY)
General Electric (NYSE: GE)
GVI Security Solutions (OTC BB: GVIS)
Honeywell (NYSE: HON)
Johnson Controls (NYSE: JCI)
Markland Technologies (OTC BB: MRKL)
Magal Security (NASDAQ: MAGS)
MDI Security Systems (NASDAQ: MDII)
Napco Security (NASDAQ: NCCS)
Tyco (NYSE: TYC)
Verint Systems Inc (NASDAQ: VRNT)
Vicon Industries (AMEX:VII)

* The information and statistical data contained herein have been obtained from sources, which we believe to be reliable but in no way are warranted by us as to accuracy or completeness. We do not undertake to advise you as to change in figures or our views. This is not a solicitation of any order to buy or sell. Taglich Brothers, Inc. is fully disclosed with its clearing firm, Pershing, LLC, is not a market maker and does not sell to or buy from customers on a principal basis. The above statement is the opinion of Taglich Brothers, Inc. and is not a guarantee that the target price for the stock will be met or that predicted business results for the company will occur. There may be instances when fundamental, technical and quantitative opinions contained in this report are not in concert. We, our affiliates, any officer, director or stockholder or any member of their families may from time to time purchase or sell any of the above-mentioned or related securities. Analysts and members of the Research
Department are prohibited from buying or selling securities issued by the companies that Taglich Brothers, Inc. has a research relationship with, except if ownership of such securities was prior to the start of such relationship, then an analyst or member of the Research Department may sell such securities after obtaining expressed written permission from the Director of Research. As of the date of this report, two employees of Taglich Brothers, Inc. own 2,500 shares of the company. All research issued by Taglich Brothers, Inc. is based on public information. Taglich Brothers, Inc. does not currently have an Investment Banking relationship with the company and was not a manager or co-manager of any offering for the company within the last three years. The company paid a retainer amount of $5,000 (USD) on January 2005, and upon publication will pay a monthly monetary fee of $1,750 (USD) to Taglich Brothers, Inc. for the creation and dissemination of research reports.

I, Luis Martins, the research analyst of this report, hereby certify that the views expressed in this research report accurately reflect my personal views about the subject securities and issuers; and that no part of my compensation was, is, or will be directly or indirectly related to the specific recommendations or views contained in the research report.


                             Taglich Brothers, Inc.

                        Electronic Control Security, Inc.
                          Annual Income Statement Model
                          For Fiscal Year Ended June 30
                                 (in thousands)

                               F6/2002A     F6/2003A     F6/2004A     F6/2005E     F6/2006E
                               --------     --------     --------     --------     --------
Total Revenues                 $  2,304     $  4,347     $  2,061     $  6,458     $ 12,916
Costs of Goods Sold               1,088        2,291          929        3,569        6,200
                               --------     --------     --------     --------     --------
Gross Profit                      1,216        2,056        1,132        2,889        6,716
Gross Margins                     52.78%       47.30%       54.92%       44.74%       52.00%

R&D                                  90          257          323          362          500
S,G & A                           1,149        1,934        1,782        2,031        4,000
Stock based compensation            147          504          117          220          190
                               --------     --------     --------     --------     --------
Operating Expenses                1,386        2,695        2,222        2,613        4,690
                               --------     --------     --------     --------     --------
Operating Income                   (170)        (639)      (1,090)         276        2,026
Operating Margin                  -7.38%      -14.70%      -52.89%        4.27%       15.69%

Interest Expense                     56           68          106          137          200
Interest Income                      (8)         (11)          (3)         (24)         (25)
Minority interest                   (16)         (51)         (43)         (52)          --
Other                                 6            4           --           (8)          --
                               --------     --------     --------     --------     --------
Total non-operating expense          38           10           60           53          175
                               --------     --------     --------     --------     --------

Pre-Tax Income                     (208)        (649)      (1,150)         223        1,851
Pre-Tax Margins                   -9.03%      -14.93%      -55.80%        3.45%       14.33%

Taxes (Benefit)                     (39)         (89)         (31)          --           --
                               --------     --------     --------     --------     --------
Tax Rate                          18.65%       13.71%        2.70%        0.00%        0.00%

Net Income                         (169)    $   (560)    $ (1,119)    $    223     $  1,851
                               ========     ========     ========     ========     ========
EPS-fully diluted              $  (0.04)    $  (0.14)    $  (0.24)    $   0.04     $   0.25
                               ========     ========     ========     ========     ========
Avg Shares Out-fully diluted      3,855        4,076        4,705        6,289        7,500
                               ========     ========     ========     ========     ========

Preferred dividends                 907          297        1,167          200          200

Net Income- common             $ (1,076)    $   (857)    $ (2,286)    $     23     $  1,651
                               ========     ========     ========     ========     ========
EPS-fully diluted              $  (0.28)    $  (0.21)    $  (0.49)    $   0.00     $   0.22
                               ========     ========     ========     ========     ========
Avg Shares Out-fully diluted      3,855        4,076        4,705        6,289        7,500
                               ========     ========     ========     ========     ========

Percent of Revenue
SG&A                              60.16%       62.00%      107.81%       40.46%       36.31%
Net Margin                       -46.71%      -19.71%     -110.92%        0.36%       12.79%

YEAR / YEAR GROWTH
Total Revenues                                 88.67%      -52.59%      213.34%      100.00%


                             Taglich Brothers, Inc.

                        Electronic Control Security, Inc.
                             Income Statement Model
                       For Fiscal Year Ended June 30, 2004
                                 (in thousands)

                               Q1(9/03)A    Q2(12/03)A     Q3(3/04)A     Q4(6/04)A     F6/2004A
                               ---------    ----------     ---------     ---------     ---------
Total Revenues                 $     633     $     382     $     449     $     597     $   2,061
Costs of Goods Sold                  241           155           259           274           929
                               ---------     ---------     ---------     ---------     ---------
Gross Profit                         392           227           190           323         1,132
Gross Margins                      61.93%        59.42%        42.32%        54.10%        54.92%

R&D                                   64           108            66            85           323
S,G & A                              467           406           230           679         1,782
Stock based compensation              --            86            32            --           117
                               ---------     ---------     ---------     ---------     ---------
Operating Expenses                   531           600           328           763         2,222
                               ---------     ---------     ---------     ---------     ---------
Operating Income                    (139)         (373)         (138)         (440)       (1,090)
Operating Margin                  -21.96%       -97.64%       -30.73%       -73.70%       -52.89%

Interest Expense                      19            18            27            42           106
Interest Income                       (1)           --            (1)           (1)           (3)
Minority interest                    (24)           (8)           (8)           (3)          (43)
Other                                 --            --            --            --            --
                               ---------     ---------     ---------     ---------     ---------
Total non-operating expense           (6)           10            18            38            60
                               ---------     ---------     ---------     ---------     ---------

Pre-Tax Income                      (133)         (383)         (156)         (478)       (1,150)
Pre-Tax Margins                   -20.96%      -100.26%       -34.74%       -80.12%       -55.80%

Taxes (Benefit)                      (31)           --            --            --           (31)
                               ---------     ---------     ---------     ---------     ---------
Tax Rate                           23.59%         0.00%         0.00%         0.00%         2.70%

Net Income                     $    (101)    $    (383)    $    (156)         (479)    $  (1,119)
                               =========     =========     =========     ---------     =========
EPS-fully diluted              $   (0.02)    $   (0.09)    $   (0.03)    $   (0.10)    $   (0.24)
                               =========     =========     =========     =========     =========
Avg Shares Out-fully diluted       4,416         4,428         4,569         4,705         4,705
                               =========     =========     =========     =========     =========

Preferred dividends                   --            --            --         1,167         1,167

Net Income- common             $    (101)    $    (383)    $    (156)    $  (1,646)    $  (2,286)
                               =========     =========     =========     ---------     =========
EPS-fully diluted              $   (0.02)    $   (0.09)    $   (0.03)    $   (0.35)    $   (0.49)
                               =========     =========     =========     =========     =========
Avg Shares Out-fully diluted       4,416         4,428         4,569         4,705         4,705
                               =========     =========     =========     =========     =========

Percent of Revenue
SG&A                               83.89%       157.07%        73.05%       127.81%       107.81%
Net Margin                        -16.02%      -100.26%       -34.74%      -275.64%      -110.92%

YEAR / YEAR GROWTH
Total Revenues                                                                            -52.59%


                             Taglich Brothers, Inc.

                        Electronic Control Security, Inc.
                             Income Statement Model
                       For Fiscal Year Ended June 30, 2005
                                 (in thousands)

                               Q1(9/04)A   Q2(12/04)A    Q3(3/05)E    Q4(6/05)E    F6/2005E
                               ---------    ---------    ---------    ---------    --------
Total Revenues                 $    956     $  1,002     $  2,000     $  2,500     $  6,458
Costs of Goods Sold                 594          625        1,100        1,250        3,569
                               --------     --------     --------     --------     --------
Gross Profit                        362          377          900        1,250        2,889
Gross Margins                     37.87%       37.62%       45.00%       50.00%       44.74%

R&D                                  73           89          100          100          362
S,G & A                             349          457          600          625        2,031
Stock based compensation            120           --           50           50          220
                               --------     --------     --------     --------     --------
Operating Expenses                  542          546          750          775        2,613
                               --------     --------     --------     --------     --------
Operating Income                   (180)        (169)         150          475          276
Operating Margin                -18.83%         -17%         7.50%       19.00%        4.27%

Interest Expense                     27           30           35           45          137
Interest Income                      (2)          (5)          (7)         (10)         (24)
Minority interest                   (12)         (15)         (15)         (10)         (52)
Other                                --           (8)          --           --           (8)
                               --------     --------     --------     --------     --------
Total non-operating expense          13            2           13           25           53
                               --------     --------     --------     --------     --------

Pre-Tax Income                     (193)        (171)         137          450          223
Pre-Tax Margins                 -20.19%      -17.07%         6.85%       18.00%        3.45%

Taxes (Benefit)                      --           --           --           --           --
                               --------     --------     --------     --------     --------
Tax Rate                           0.00%        0.00%        0.00%        0.00%        0.00%

Net Income                     $   (193)    $   (171)    $    137     $    450     $    223
                               ========     ========     ========     ========     ========
EPS-fully diluted              $  (0.03)    $  (0.03)    $   0.02     $   0.07     $   0.04
                               ========     ========     ========     ========     ========
Avg Shares Out-fully diluted      5,682        6,223        6,625        6,625        6,289
                               ========     ========     ========     ========     ========

Preferred dividends                  50           50           50           50          200

Net Income- common             $   (243)    $   (221)    $     87     $    400     $     23
                               ========     ========     ========     ========     ========
EPS-fully diluted              $  (0.04)    $  (0.04)    $   0.01     $   0.06     $   0.00
                               ========     ========     ========     ========     ========
Avg Shares Out-fully diluted      5,682        6,223        6,625        6,800        6,289
                               ========     ========     ========     ========     ========

Percent of Revenue
SG&A                              56.69%       54.49%       37.50%       31.00%       40.46%
Net Margin                      -25.42%      -22.06%         4.35%       16.00%        0.36%

YEAR / YEAR GROWTH
Total Revenues                    51.03%      162.30%      345.43%      318.76%      213.34%


                             Taglich Brothers, Inc.

                        Electronic Control Security, Inc.
                        Quarterly Income Statement Model
                       For Fiscal Year Ended June 30, 2006
                                 (in thousands)

                               Q1(9/05)E   Q2(12/05)E    Q3(3/06)E    Q4(6/06)E    F6/2006E
                               ---------    ---------    ---------    ---------    --------
Total Revenues                 $  2,800     $  3,000     $  3,200     $  3,916     $ 12,916
Costs of Goods Sold               1,400        1,440        1,536        1,824        6,200
                               --------     --------     --------     --------     --------
Gross Profit                      1,400        1,560        1,664     $  2,092        6,716
Gross Margins                     50.00%       52.00%       52.00%       53.43%       52.00%

R&D                                 125          125          125          125          500
S,G & A                             850          900        1,050        1,200        4,000
Stock based compensation             50           40           50           50          190
                               --------     --------     --------     --------     --------
Operating Expenses                1,025        1,065        1,225        1,375        4,690
                               --------     --------     --------     --------     --------
Operating Income                    375          495          439          717        2,026
Operating Margin                  13.39%       16.50%       13.72%       18.32%       15.69%

Interest Expense                     50           50           50           50          200
Interest Income                      (5)          (5)          (5)         (10)         (25)
Minority interest                    --           --           --           --           --
Other                                --           --           --           --           --
                               --------     --------     --------     --------     --------
Total non-operating expense          45           45           45           40          175
                               --------     --------     --------     --------     --------

Pre-Tax Income                      330          450          394          677        1,851
Pre-Tax Margins                   11.79%       15.00%       12.31%       17.30%       14.33%

Taxes (Benefit)                      --           --           --           --           --
                               --------     --------     --------     --------     --------
Tax Rate                           0.00%        0.00%        0.00%        0.00%        0.00%

Net Income                     $    330     $    450     $    394     $    677     $  1,851
                               ========     ========     ========     ========     ========
EPS-fully diluted              $   0.05     $   0.06     $   0.05     $   0.08     $   0.25
                               ========     ========     ========     ========     ========
Avg Shares Out-fully diluted      7,000        7,500        7,500        8,000        7,500
                               ========     ========     ========     ========     ========

Preferred dividends                  50           50           50           50          200

Net Income- common             $    280     $    400     $    344     $    627     $  1,651
                               ========     ========     ========     ========     ========
EPS-fully diluted              $   0.04     $   0.05     $   0.05     $   0.08     $   0.22
                               ========     ========     ========     ========     ========
Avg Shares Out-fully diluted      7,000        7,500        7,500        8,000        7,500
                               ========     ========     ========     ========     ========

Percent of Revenue
SG&A                              36.61%       35.50%       38.28%       35.11%       36.31%
Net Margin                        10.00%       16.67%       13.88%       16.02%       12.79%

YEAR / YEAR GROWTH
Total Revenues                   192.89%      199.40%       60.00%       56.64%      100.00%


                             Taglich Brothers, Inc.

                        Electronic Control Security, Inc.
                           Consolidated Balance Sheet
                                For Fiscal Period
                                 (in thousands)

                                            F6/2003A     F6/2004A   1Q(9/04)/05A  2Q(12/04)05A
                                            ---------    ---------  ------------  ------------
Assets
Current Assets
Cash & Equivalents                          $     375    $   1,655    $     798    $   1,016
Net Receivables                                   702          729        1,353        1,063
Inventory                                       1,371        1,635        1,621        1,574
Prepaid Expense & Other                           730          319          520          734
                                            ---------    ---------    ---------    ---------
Total Current Assets                            3,178        4,338        4,292        4,387

Plant, Property, & Equipment-net                  575          550          520          503
Goodwill-net                                       50           50           50           50
Intellectual property                              46           41           39           38
Other                                             131          525          520          771
                                            ---------    ---------    ---------    ---------
Total Assets                                $   3,980    $   5,504    $   5,421    $   5,749
                                            =========    =========    =========    =========

Liabilities & Shareholders' Equity
Current Liabilities
Current Portion of LTD                      $     100    $     100          192    $     200
Current Portion of Capital Lease                   11            4            3            1
Bank line of credit                               560          500           --           --
Accounts Payable & Accruals                       585          388          686          643
Loan payable                                       --          250           --           --
Taxes payable                                      19            6            3           11
Other                                              14           --           --           --
                                            ---------    ---------    ---------    ---------
Total Current Liabilities                       1,289        1,248          884          855

LTD Capital Lease-net of current                    5           --           --           --
LTD-net of current                                242          142          525          483
Due to officers/shareholders                       --          464          426          355
Other                                              49           48           48           48

Total Shareholders' Equity                      2,395        3,602        3,538        4,008
                                            ---------    ---------    ---------    ---------

Total Liabilities & Equity                  $   3,980    $   5,504    $   5,421    $   5,749
                                            =========    =========    =========    =========
SHARES OUT                                      4,395        5,383        5,865        6,510


                             Taglich Brothers, Inc.

                        Electronic Control Security, Inc.
                             Consolidated Cash Flow
                             For Fiscal Period Ended
                                 (in thousands)

                                                          F2004A       6M/F05A
                                                        ---------     ---------
Cash Flows from Operating Activities
Net Income                                              $  (1,119)    $    (364)
Depreciation & Amortization                                   164            84
Stock based comp                                              117           120
Minority interest                                             (43)          (27)
Deferred Income Tax                                           (33)           --
Other                                                          63            (1)
                                                        ---------     ---------
                                                             (851)         (188)
Changes In:
Receivables                                                   (77)         (333)
Inventories                                                  (264)           61
Prepaid Expense/other                                          (9)          (87)
Accounts Payable/accruals                                    (197)          178
Other                                                         (14)            5
                                                        ---------     ---------
Net Changes in Working Capital                               (561)         (176)
                                                        ---------     ---------
Net cash Provided by Operations                            (1,412)         (364)
                                                        ---------     ---------

Cash Flows from Investing Activities
Capital Expenditures                                         (133)          (34)
Other                                                          --          (746)
                                                        ---------     ---------
Net cash used in Investing                                   (133)         (780)
                                                        ---------     ---------

Cash Flows from Financing Activities
Short-term loan                                                --          (296)
Proceeds from preferred stock                               1,944            --
Proceeds from stock                                             1           645
Proceeds from Borrowings                                      190          (250)
Payments of Long-term debt                                   (111)          (61)
Loan from Officers                                            700           (32)
Other                                                         298          (251)
                                                        ---------     ---------
Net cash provided by Financing                              3,022          (245)
                                                        ---------     ---------

Net change in Cash                                          1,478        (1,389)
Cash Beginning of Period                                       75         1,552
                                                        ---------     ---------

Cash End of Period                                      $   1,552     $     163
                                                        =========     =========


                             Taglich Brothers, Inc.
                                       21